Exhibit 16.1

August 18, 2023

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: AG Acquisition Group III, Inc.

Commission File No. 000-56326

Dear Sir/Madam:

We have read the statements included under item 4.01 in the Form 8-K dated August 18, 2023, of AG Acquisition Group III, Inc. to be filed with the Securities and Exchange Commission and we concur with such statements made regarding our firm. We have no basis to agree or disagree with other statements contained therein.

D. Brooks and Associates CPA’s, P.A
Palm Beach Gardens, FL